Mail Stop 4720
                                                             November 06, 2018


   John Noble Harris
   Chief Executive Officer
   BlackStar Enterprise Group, Inc.
   4450 Arapahoe Ave., Suite 100
   Boulder, CO 80303

          Re:    BlackStar Enterprise Group, Inc.
                 Form 10-K for Fiscal Year Ended December 31, 2017 Filed March 29, 2018
                 File No. 000-55730

   Dear Mr. Harris:

          We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.


                                                             Sincerely,

                                                             /s/ Hugh West

                                                             Hugh West
                                                             Accounting Branch
Chief
                                                             Office of
Financial Services

   cc:    Michael A. Littman, Esq.